Exhibit 3.1

CERTIFICATE OF ELIMINATION OF THE

CERTIFICATE OF DESIGNATION OF

SERIES B JUNIOR PARTICIPATING PREFERRED STOCK OF

ON SEMICONDUCTOR CORPORATION

ON Semiconductor Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The Board of Directors of the Corporation (the “Board”), by resolution duly adopted, previously authorized the issuance of, and established the voting powers, designation, preferences and relative, participating and other rights, and the qualifications, limitations and restrictions of 6,500 shares of Series B Junior Participating Preferred Stock, par value $0.01 (the “Series B Preferred Stock”), as evidenced by the Certificate of Designation with respect to such Series B Preferred Stock filed with the Secretary of State of the State of Delaware on June 8, 2020 (the “Series B Certificate of Designation”).

SECOND: No shares of Series B Preferred Stock are outstanding and none will be issued subject to the Series B Certificate of Designation governing such Series B Preferred Stock.

THIRD: At a duly convened meeting of the Board on August 20, 2021, resolutions were duly adopted approving the elimination of the Series B Preferred Stock, as set forth herein:

WHEREAS, the Corporation, has authorized 100,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), to be issued from time to time by the Board in series upon the designations determined by the Board;

WHEREAS, the Board, pursuant to Section 151 of the DGCL and the authority granted in the Corporation’s Amended and Restated Certificate of Incorporation, by resolution duly adopted, authorized and designated 6,500 shares of Series B Preferred Stock, as evidenced by the Series B Certificate of Designation filed with the Secretary of State of the State of Delaware on June 8, 2020;

WHEREAS, the Board deems it in the best interest of the Corporation to eliminate the Series B Certificate of Designation from the Corporation’s Amended and Restated Certificate of Incorporation; and

WHEREAS, the Board deems it in the best interest of the Corporation that all such Series B Preferred Stock resume the status of authorized but unissued and non-designated shares of Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series B Preferred Stock will be outstanding, and none will be issued subject to the Series B Certificate of Designation;

FURTHER RESOLVED, that any executive officer of the Corporation (the “Authorized Officers”), and any person or persons designated and authorized so to act by an Authorized Officer of the Corporation be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Corporation to file a Certificate of Elimination of the Series B Preferred Stock (the

“Series B Certificate of Elimination”) pursuant to Section 151(g) of the DGCL with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Series B Certificate of Designation with respect to the Series B Preferred Stock shall be eliminated from the Corporation’s Amended and Restated Certificate of Incorporation;

FURTHER RESOLVED, that the Authorized Officers of the Corporation be, and each of them individually hereby is, authorized and directed, to executive and deliver to the Secretary of State of the State of Delaware, the Series B Certificate of Elimination in order to effect the elimination of the Series B Preferred Stock; and

FURTHER RESOLVED, that the Authorized Officers of the Corporation be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Corporation to take all other actions and to execute and deliver such other documents, in addition to those set forth in the foregoing resolutions, as they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, confirmed and approved.

FOURTH: In accordance with Section 151(g) of the DGCL, the shares that were designated as Series B Preferred Stock are hereby returned to the status of authorized but unissued shares of the Preferred Stock of the Company, without designation as to a series.

FIFTH: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation is hereby amended to eliminate all reference to the Series B Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer on the twentieth day of August, 2021.

ON SEMICONDUCTOR CORPORATION

By:	/s/ Thad Trent
Name:	Thad Trent
Title:	EVP and Chief Financial Officer